EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-111729) pertaining to the Levitt Corporation 2003 Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-111728) pertaining to the Levitt Corporation Security Plus Plan of our report dated March 14, 2007, with respect to the consolidated financial statements of Bluegreen Corporation as of December 31, 2005 and 2006, and each of three years in the period ended December 31, 2006, which are included as an Exhibit in the Levitt Corporation Annual Report (Form 10-K) for the year ended December 31, 2006.

ERNST & YOUNG LLP Certified Public Accountants

March 14, 2007
Miami, Florida